Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102
News Release

 MMP Portfolio™ Prevails In Latest Patent Reexamination

Carlsbad, CA and Cupertino, CA – July 27, 2010 – Patriot Scientific Corporation (OTC Bulletin Board: PTSC News), The TPL Group and Alliacense today announced their latest success in overcoming attempts to challenge the validity of the MMP Portfolio™.  The United States Patent and Trademark Office (USPTO) has issued a Notice of Intent to Issue Reexamination Certificate for the US‘336 patent indicating that all claims will be allowed with no amendments to the claim language.  The US‘336 patent, along with the entire MMP Portfolio™, enables technology that is essential for virtually all microprocessor-based products used today.

Many companies have delayed their decision to purchase an MMP license on the basis of ongoing reexaminations with little regard for the risks of willful infringement and the escalating royalty rate structure of the MMP Portfolio™ Licensing Program. Today’s announcement significantly increases those risks.

This was the last of five reexamination requests to be successfully concluded on the US ‘336 over the past 3 years -- a process that involved the review of over 600 prior art references by the USPTO. This success follows a string of reexamination victories for the MMP patents, which include:

●	December 2009 - The USPTO issued a Reexamination Certificate for the US’336 “Dual Asynchronous Clock” patent, ending reexaminations filed by NEC, Toshiba, and the Public Patent Foundation.

●	November 2009 - The USPTO rejected a Reexamination Request for the US’584 filed by unknown third party.

●	July 2009 - The USPTO rejected a Reexamination Request for the US’336 filed by HTC.

●	July 2009 - The USPTO issued a Reexamination Certificate for the US’584 “Multiple Instruction Fetch” patent over the reexaminations filed by litigants NEC and Toshiba.

●	January 2009 - The German Patent Court confirms the validity of MMP Portfolio™ patent EP’730 rejecting a “nullity action” brought by Deutsch Telecom.

“We have eagerly awaited the completion of the US’336 reexamination process,” stated Carlton Johnson, chairman of the executive committee of Patriot’s Board of Directors.  “Not only have the majority of original claims in this patent survived, but it has been further strengthened by the addition of new claims.  This represents an important victory for the MMP Portfolio.”

“This victory coupled with other reexam successes significantly strengthens the MMP Portfolio and magnifies the risk for those companies without a license to the technology,” said Dan Leckrone, Chairman of The TPL Group, adding “an enormous amount of credit is due to the Alliacense team whose research, analysis, and strategy continues to be instrumental to our success.”

More than 75 global, market-leading companies from the US, Europe, Japan, Korea, Taiwan and China have licensed the MMP Portfolio™ technologies, resulting in over $300 million in licensing revenue.  The MMP Portfolio has also been successful in litigation, with eight litigants purchasing licenses.

About the MMP Portfolio™

The MMP Portfolio patents, filed by The TPL Group in the 1980s, include seven US patents as well as their European and Japanese counterparts, cover techniques that enable higher performance and lower cost designs essential to consumer and commercial digital systems ranging from PCs, cell phones and portable music players to communications infrastructure, medical equipment and automobiles.

The MMP Portfolio™ is widely recognized as fundamental technology. The sweeping scope of applications using MMP Portfolio design techniques continues to encourage the world’s leading manufacturers of end-user products from around the globe to become MMP Portfolio licensees. Manufacturers can learn more about how to participate in the MMP Portfolio™ Licensing Program by contacting: mmp-licensing@alliacense.com.

About Alliacense

Alliacense is a recognized leader in the design and execution of Intellectual Property (IP) licensing programs. As a cadre of IP licensing strategists, technology experts, and experienced business development/management executives, Alliacense focuses on expanding the awareness and value of IP portfolios under management. For more information, visit www.alliacense.com.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world.  Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc.  These growth activities are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group.  Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About The TPL Group

Founded in 1988, Technology Properties Limited (The TPL Group) has emerged as a global coalition of high technology enterprises involved in the development, management and commercialization of Intellectual Property (IP) assets as well as the design, manufacture and sales of proprietary products based on these same IP assets. Among the advanced products that The TPL Group enterprises continue to develop and bring to market are multicore microprocessors as well as other system-on-chip solutions for distributed digital media processing applications. For more information, visit www.tplgroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

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